Exhibit 99.1

AVENTAIL CORPORATION
FINANCIAL STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2006
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF ARMANINO MCKENNA LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Aventail Corporation
Seattle, Washington

We have audited the accompanying consolidated balance sheet of Aventail Corporation as of December 31, 2006, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit and comprehensive loss and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aventail Corporation as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ARMANINO McKENNA LLP

September 20, 2007
San Ramon, California

Aventail Corporation
Consolidated Balance Sheet
December 31, 2006

(in thousands, except share and per share amounts)

ASSETS
Current assets
Cash and cash equivalents	$294
Accounts receivable, net of allowance for doubtful accounts of $238	4,871
Inventory	809
Prepaid expenses and other current assets	871
Total current assets	6,845
Property and equipment, net	757
Other assets	190
Total assets	$7,792

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$833
Accrued liabilities	2,351
Deferred revenue	4,279
Total current liabilities	7,463
Deferred revenue, non-current	1,209
Total liabilities	8,672

Commitments and contingencies (Note 8)

Mandatorily redeemable convertible preferred stock and stockholders’ deficit
Mandatorily redeemable convertible preferred stock and convertible preferred stock, $0.0001 par value; 80,000,000 shares authorized;
75,650,859 shares issued and outstanding; liquidation preference of $168,844	8
Common stock, $0.0001 par value; 130,000,000 shares authorized;
14,720,858 shares issued and outstanding	1
Additional paid-in capital	139,062
Unearned compensation	(46)
Accumulated other comprehensive loss	(8)
Accumulated deficit	(139,897)
Total mandatorily redeemable convertible preferred stock and stockholders’ deficit	(880)
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$7,792

        The accompanying notes are an integral part of these consolidated financial statements.

Aventail Corporation
Consolidated Statement of Operations
For the Year Ended December 31, 2006

(in thousands)

Sales	$18,438
Cost of sales	3,853
Gross profit	14,585
Operating expenses
Sales and marketing	12,993
Research and development	5,888
General and administrative	5,697
Total operating expenses	24,578
Loss from operations	(9,993)
Other income (expense)
Interest income	82
Interest expense	(17)
Loss on disposition of assets	(6)
Earn out related to sale of managed service business, net of related expenses (Note 2)	2,421
Total other income (expense), net	2,480
Loss before provision for income taxes	(7,513)
Provision for income taxes	(1)
Net loss	$(7,514)

        The accompanying notes are an integral part of these consolidated financial statements.

Aventail Corporation
Consolidated Statement of Mandatorily Redeemable Convertible Preferred Stock
 and Stockholders’ Deficit and Comprehensive Loss
For the Year Ended December 31, 2006

(in thousands,except share amounts)

	Mandatorily Redeemable Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Notes Receivable from Stockholders	Unearned Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity (Deficit)

Balances at December 31, 2005	75,650,859	$8	14,675,002	$1	$139,103	$(93)	$(283)	$(3)	$(132,383)	$6,350
Accretion of mandatorily redeemable preferred stock - to preferred holders	-	-	-	-	7,623	-	-	-	-	7,623
Accretion of mandatorily redeemable preferred stock -from common holders	-	-	-	-	(7,623)	-	-	-	-	(7,623)
Forgiveness of note receivable from stockholder	-	-	-	-	-	93	-	-	-	93
Exercise of stock options	-	-	45,856	-	5	-	-	-	-	5
Stock-based compensation	-	-	-	-	30	-	161	-	-	191
Reversal of unearned compensation due to employee terminations	-	-	-	-	(76)	-	76
Comprehensive loss
Net loss	-	-	-	-	-	-	-	-	(7,514)	(7,514)
Foreign currency translation adjustments	-	-	-	-	-	-	-	(5)	-	(5)
Total comprehensive loss	-	-	-	-	-	-	-	-	-	(7,519)
Balances at December 31, 2006	75,650,859	$8	14,720,858	$1	$139,062	$-	$(46)	$(8)	$(139,897)	$(880)

        The accompanying notes are an integral part of these consolidated financial statements.

Aventail Corporation
Consolidated Statement of Cash Flows
For the Year Ended December 31, 2006

(in thousands)

Cash flows from operating activities
Net loss	$(7,514)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	741
Other non-cash operating expenses	93
Provision for bad debts	60
Share-based compensation expense	191
Loss on disposition of assets	6
Changes in assets and liabilities
Accounts receivable	(467)
Inventory	137
Prepaid expenses and other current assets	173
Other assets	(190)
Accounts payable and accrued liabilities	(840)
Deferred revenue	1,918
Net cash used in operating activities	(5,692)

Cash flows from investing activities
Purchase of property and equipment	(315)
Net cash used in investing activities	(315)

Cash flows from financing activities
Exercise of common stock options	5
Principal payments on capital lease obligations	(4)
Net cash provided by financing activities	1
Effect of exchange rate changes on cash and cash equivalents	1
Net decrease in cash and cash equivalents	(6,005)

Cash and cash equivalents
Beginning of year	6,299
End of year	$294

Supplemental cash flow information
Cash paid for interest	$58
Cash paid for income tax	$150
Noncash activities
Accretion of mandatorily redeemable convertible preferred stock	$7,623

        The accompanying notes are an integral part of these consolidated financial statements.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT
Year Ended December 31, 2006

1.	The Company and Basis of Presentation

Aventail Corporation (the “Company”) is incorporated in the State of Washington.

The Company is engaged in the development, marketing, and licensing of Secure Sockets Layer (“SSL”) Virtual Private Network (“VPN”) technology and services. The Company’s SSL VPN solution allows enterprises to provide their employees, customers, suppliers and business partners with secure, anywhere access from any Internet-enabled device to the enterprise’s network and applications.

The Aventail appliance is a scalable, enterprise-class solution that is managed by the customer, and the customer is required to purchase the first year of maintenance that provides them with technical support and software upgrades on a when and if available basis. The Company has experienced revenue growth in recent years and has reduced losses and negative cash flows from operations each of those years, but it expects losses and negative cash flows from operations to continue into 2007 as the Company continues to invest in brand development, expanding distribution, and continued development of the Company’s products and service offerings. The Company believes it has sufficient resources to fund its current business plan, but the failure to generate sufficient revenue or raise additional capital could have a material impact on the Company’s ability to achieve its intended business objectives.

The Company has incurred significant operating losses since its inception. For the year ended December 31, 2006, the Company incurred a net loss of $7,514,000 and has an accumulated deficit of $139,897,000 since inception. The Company’s primary source of funds through December 31, 2006 was the issuance of equity securities and borrowings on credit facilities.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and include the accounts of Aventail Corporation and its wholly-owned subsidiaries, Aventail Europe Limited (UK), Aventail Info Tech Private Limited (India), Aventail Germany GmbH, and Aventail France SARL. The companies are collectively hereinafter referred to as the “Company.” All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue for products and services when persuasive evidence of an arrangement exists, the service has been provided, the fees for the service rendered are fixed or determinable and collectibility is reasonably assured.

Revenues from the license of software are generally recognized when the product has been delivered. The revenue under the entire arrangement is generally allocated to each element in the arrangement based on vendor-specific objective evidence (“VSOE”) of fair value and recognized as all revenue recognition criteria are met for each element. For certain revenue transactions in which VSOE is not available for all elements, for example when individual items are not sold separately, the Company applies the residual method of allocating fair value. Under the residual method, the total value of the arrangement is first allocated to the undiscounted fair value of any undelivered services with the remainder going to the delivered element.

Revenues from customer support on service contracts and installation are recognized ratably over the term of the support period after completion of installation. The unrecognized revenue portion of maintenance agreements billed is recorded as deferred revenue.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and highly liquid investments with a maturity of three months or less at the date of purchase.

Concentrations of Credit Risk

The Company’s customers are from diverse industries and geographic locations. Net revenues from international customers are denominated in U.S. dollars and were approximately $6,554,000 for the year ended December 31, 2006. One customer accounted for approximately 14% of net revenues for the year ended December 31, 2006. At December 31, 2006 one customer represented approximately 14.2% of accounts receivable. The Company does not require collateral to support credit sales. Allowances are maintained for potential credit losses and sales returns based upon historical write-off experience and probability of collection. Past due balances over 90 days are reviewed individually to assess the probability of collection. Amounts are charged off to the allowance if it is deemed probable that the receivable will not be recovered.

Inventory

Inventories, consisting primarily of SSL VPN appliance hardware components, are stated at the lower of average cost or market. The valuation of inventories at the lower of cost or market value requires the use of estimates regarding the amount of inventory that will be sold and the prices at which current inventory will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets, generally two to five years. Equipment under capital leases is amortized on the straight-line method over the term of the lease. Leasehold improvements are amortized over the shorter of term of the lease or the estimated useful life of the improvements. Depreciation expense was approximately $741,000 for the year ended December 31, 2006.

The cost of normal maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized, at cost. Gains or losses on the disposition of assets in the normal course of business are reflected in the results of operations at the time of disposal.

Valuation of Long-Lived Assets

The Company assesses impairment of other long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from the asset are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. To date, no adjustments to the carrying value of long-lived assets have been required.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

Royalties

The Company is obligated to pay royalties on certain third party technology incorporated into the Company’s products. Royalty expense included in costs of sales amounted to approximately $226,000 for the year ended December 31, 2006.

Shipping and Handling Costs

The Company records costs related to shipping and handling of products in cost of sales.

Software Development Costs

Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the on-going assessment of recoverability of costs require considerable judgment by the Company with respect to certain internal and external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in hardware and software technology. The Company amortizes capitalized software costs using the greater of, the ratio of actual revenues to expected revenues or the straight–line method over the estimated economic life of the product. To date, software development costs incurred after technological feasibility has been established have not been material.

Advertising

Advertising costs are expensed as incurred. Advertising expense was approximately $551,000 for the year ended December 31, 2006.

Mandatorily Redeemable Convertible Preferred Stock

The carrying value of mandatorily redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the first redemption date.  These accretions are calculated using the effective interest method and are effected through charges against the Company's additional paid-in capital.  The mandatory redemption period expired during 2006 and the mandatorily redeemable convertible preferred stock is now carried at the original recorded value.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, “Accounting for Income Taxes.” Deferred taxes are recognized for the tax consequences of temporary differences by applying the tax rate expected to be in effect in future years to differences between the financial statement carrying amount and tax basis of existing assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

Foreign Currency Translation

The financial statements of Aventail Europe Limited, Aventail Info Tech Private Limited, Aventail Germany GmbH, and Aventail France (SARL) have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. The functional currency of Aventail Germany GmbH and Aventail France (SARL) is the Euro, the functional currency of Aventail Europe Limited is the British pound, and the functional currency of Aventail Info Tech Private Limited is the Indian rupee. Under the provisions of this Statement, all assets and liabilities in the balance sheets of Aventail’s foreign subsidiaries are translated at year-end exchange rates. Revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reported as a component of comprehensive income (loss) and are accumulated in a separate component of stockholders’ equity (deficit).

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. Other comprehensive income (loss) consists of unrealized gains and losses on investments and foreign currency translation adjustments.

Share-based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”) based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for periods beginning in fiscal 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123R. In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Share-based compensation expense recognized under SFAS 123R for the year ended December 31, 2006 was $30,000. Additional share-based compensation expense of $161,000 for the year ended December 31, 2006 was determined in accordance with APB 25 and relates to options granted prior to 2006.  See Note 7 for additional information on share-based compensation.

 SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Operations. Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Share-based compensation expense recognized in the consolidated statements of operations for the year ended December 31, 2006, is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. In conjunction with the adoption of SFAS 123R, the Company continued to use the straight-line single option method. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123R for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Upon adoption of SFAS 123R, the Company used the Black-Scholes option-pricing model (“Black-Scholes model”). Prior to the adoption the Company used the minimum value methodology to calculate the pro forma information required under SFAS 123 (for additional information, see Note 7).

The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123R and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

The following table summarizes the effects of share-based compensation resulting from the application of SFAS123R as of December 31, 2006 (in thousands):

Cost of sales	$1
Share-based compensation expense included in cost of sales	1
Research and development	6
Sales and marketing	22
General and administrative	1
Share-based compensation expense included in operating expenses	29
Share-based compensation expense included in income before taxes	30
Income taxes	-
Share-based compensation expense included in net income	$30

Prior to January 1, 2006, the Company followed the disclosure-only provisions of SFAS 123.

Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, recorded amounts approximate their fair value due to their short-term maturities. Amounts recorded for long-term obligations approximate their fair value as their interest rates are comparable to interest rates currently available to the Company for issue of similar debt with similar terms and maturities.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109"(“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This interpretation is effective for the Company in the first quarter of fiscal year 2007. The Company is evaluating the impact of the adoption of this statement on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact that this Statement SFAS 157 may have on its consolidated financial position, results of operations or cash flows.

2.	Disposition of Assets

On March 3, 2005, the Company’s Board of Directors approved the sale of its managed service business to Netifice Communications, Inc., now known as Megapath. The transaction was structured as an asset sale for a purchase price of $26 million and the right for the Company to receive a contingent earn out of $6 million, subject to the achievement of certain revenue targets by Megapath in 2005. In connection with the asset sale, the Company and Megapath agreed to enter into a supply agreement to which Megapath agreed to purchase at least an aggregate of $10 million of the Company’s products and services over a three and a half year period following the close of the sales transaction. The Company used approximately $5 million of the proceeds from the sale to fully repay its outstanding loan.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

The net book value of the assets associated with the managed service division was $538,000. The gain on disposal of assets was $25.4 million.

In April 2006, the Company received approximately $2.6 million of the possible $6.0 million contingent earn out based upon revenue targets attained, and paid former employees approximately $170,000 in earned bonuses resulting in a net target income of approximately $2.4 million..

In August 2006, as a settlement of certain claims made by Megapath related to the Company’s hardware and software products, the Company agreed to modify the supply agreement reducing the minimum purchase commitment from $10.0 million to $8.6 million and extending the commitment period by six months.

3.	Property and Equipment

Property and equipment consist of the following at December 31, 2006 (in thousands):

Computer equipment	$6,928
Software systems	1,904
Office furniture and equipment and leasehold improvements	1,391
10,223
Accumulated depreciation and amortization	(9,466)
Property and equipment, net	$757

4.	Accrued Liabilities

Accrued liabilities consist of the following at December 31, 2006 (in thousands):

Accrued Liabilities
Compensation and benefits	$1,587
Other	764
Total Accrued Liabilities	$2,351

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

5.	Income Taxes

Deferred tax assets and liabilities consist of the following at December 31, 2006 (in thousands):

Deferred tax assets
Net operating loss carryforwards	$33,701
Deferred revenue	1,866
Depreciation	423
Stock-based compensation	685
Accrued liabilities and other	2,733
AMT Credit	124
Capitalized research costs	2,525
Total deferred tax assets	42,057
Deferred tax liabilities
Deferred costs	-
Total deferred tax liabilities	-
Valuation allowance	$42,057

Net deferred tax assets have been reduced by a full valuation allowance at December 31, 2006 based on management’s determination that the recognition criteria for realization have not been met.

As of December 31, 2006, the Company has net operating loss carryforwards of approximately $99.1 million to offset future taxable income for federal income tax purposes, which will expire between 2011 and 2024. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating loss and credit carryforwards may be limited as a result of such an “ownership change,” as defined in the Internal Revenue Code. The amount of such limitations, if any, has not yet been determined.

A reconciliation of the federal statutory rate to the effective tax rate is as follows:

Federal income tax benefit statutory rate	34.00%
Nondeductible stock compensation	-15.50%
Research tax credits	2.69%
Valuation allowance	-21.94%
Effective income tax rate	-0.75%

6.	Debt Facility

In October 2006, the Company entered into a $5 million secured credit facility with Silicon Valley Bank for general working capital purposes and other financing and investing activities. All borrowings against the line of credit are advances against eligible customer receivables or advances against the Megapath supply agreement and will accrue interest at a rate ranging from prime plus one quarter of one percent (0.25%) to prime plus one and three-eights of one percent (1.375%). In addition, a collateral handling fee will be charged ranging from 0.10% to 0.25% per month of the financed receivable balance outstanding. At December 31, 2006, there were no borrowings against the facility.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

7.	Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Common Stock

In 1997, the Company granted one employee 760,000 common stock options at an exercise price of $0.0875 per share.  These options are fully vested and expire in October 2007.  Upon the exercise of options by this employee, the Company has the right to repurchase, pursuant to stock option agreements, an equal number of common shares from certain non-employee founders at a price of $0.0875 per share. This right expires simultaneously with the expiration of the 760,000 common stock options.

Mandatorily redeemable convertible preferred stock and convertible preferred stock

From March through September 2001, the Company sold 54,999,999 shares of Series E mandatorily redeemable convertible preferred stock for an aggregate purchase price of $54,999,999.  Issuance costs of $12,000 were incurred in the connection with the sale of these shares.

In accordance with the terms of the mandatory redemption features, the Company did not complete an initial public offering by July 5, 2006, and accordingly, the holders of the Series E preferred stock did not elect to redeem the shares of Series E convertible preferred stock at a redemption price equal to the then applicable Series E liquidation preference, which was $2.00 per share.  No other preferred stock has redemption features.

At December 31, 2006, convertible preferred stock and mandatorily redeemable convertible preferred stock consists of the following (dollars in thousands):

	Shares	Issued and	Recorded	Liquidation
Series	Designated	Outstanding	Amount	Preference

A	1,388,888	1,388,888	$732	$750
B	2,687,748	2,687,748	1,967	2,009
C	7,298,678	7,155,568	7,672	8,050
D	9,418,656	9,418,656	47,901	48,035
E	55,000,000	54,999,999	110,000	110,000
	75,793,970	75,650,859	$168,272	$168,844

The convertible preferred stock and mandatorily redeemable convertible preferred stock have the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to shareholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

  AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

Dividends

The holders of the preferred stock are entitled to receive a dividend when and if declared by the Board of Directors and out of funds legally available. Dividends are shared amongst the Series of preferred stock in proportion to the aggregate number of shares of common stock issuable upon conversion of such Series. No dividends or other distribution may be made with respect to all other stock unless approved by the holders of at least 60% of the outstanding shares each of the Series C, Series D, and Series E preferred (on an as-if converted to common basis), an equal distribution is made to the holder of the preferred shares in proportion to the aggregate number of shares of common stock issuable upon conversion of such Series, and after payment of such distribution, the Company will have sufficient funds legally available to pay the preferred liquidation preferences on all outstanding Series of preferred stock. Through December 31, 2006, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the rights of any future Series of preferred stock, the holders of Series E preferred stock are entitled to be paid out of the assets of the Company, an amount equal to the then applicable liquidation preference (plus any declared but unpaid dividends payable) before any distributions are made to the other Series of preferred stock or to the common stock. Following payment of the Series E liquidation preference, holders of Series A, Series B, Series C, and Series D are entitled to be paid out of the assets of the Company, prior to any distribution to the holders of common stock, an amount equal to the then applicable liquidation preference (plus any declared but unpaid dividends). Following payment of the liquidation preference for the Series A, Series B, Series C, Series D and Series E, holders of Series E may participate with holders of common stock on an as-if converted basis in the remaining assets of the Company.

In the event of a sale, merger, or stock transfer, the Series A and Series B preferred stock will automatically convert into Common Stock immediately prior to the effective date of the transaction. Upon the closing of the transaction, 10% of the transaction value, up to $20,000,000, but reduced by 20% of the transaction value in excess of $400,000,000, (“Acquisition Pool”) shall be set aside for distribution to employees of the company in accordance with provisions set forth in a management bonus plan, if the asset sale, merger, or stock transfer occurs before July 29, 2009. Following payment of the Acquisition Pool, the holders of the Series E preferred stock shall be entitled to receive an amount equal to the liquidation preference, subject to adjustment for recapitalization, stock splits, combinations or similar events, before any distributions are made to holders of Series C, Series D or common stock. After payment of the Acquisition Pool and the Series E liquidation preference, the Series D followed by the Series C shall receive amounts equal to the liquidation preference of such Series before any other distributions are made to holders of the common stock.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. Included in the articles of the Company are certain anti-dilution provisions for Series A, Series B, Series C, Series D and Series E preferred stock that may cause shares of each Series to be converted into common stock other than on a one to one basis. Upon the issuance of the Series E preferred stock, the conversion rates of the Series C and Series D preferred stock were adjusted to 1.065 and 1.793, respectively.

Warrants

In February 2000, in connection with the issuance of the Series D convertible preferred stock, the Company issued warrants to purchase 200,000 shares of common stock. The warrants are exercisable only in the event of the Company’s initial public offering at the per share price of the Company’s common stock sold by the Company to its underwriters in the initial public offering.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

In October 2000, in connection with the line of credit, the Company issued a warrant to purchase 58,824 shares of common stock at an exercise price of $5.10 per share. The fair value of the warrant was approximately $149,000, based upon a valuation using the Black-Scholes model and was recorded as a debt discount and amortized to interest expense over 36 months. The warrant expires in October 2007.

In January 2001, for services to be rendered, the Company issued a warrant to purchase 40,000 shares of common stock at an exercise price of $5.10 per share. The warrant is exercisable based upon the level and time of the services to be provided to Aventail. The warrant expired, unexercised, in January 2006.

In July 2004, in connection with a debt facility, the Company issued a warrant to purchase 2,324,425 shares of common stock at an exercise price of $0.70 per share.  The fair value of the warrant was approximately $327,744 based upon a valuation using the Black-Scholes model and was fully amortized to interest expense when the facility was cancelled in 2005.  The warrant expires in July 2014.

In May 2005, for services to be rendered, the Company issued a warrant to purchase 20,000 shares of common stock at an exercise price of $1.00 per share. The warrant is exercisable based upon the level and time of the services to be provided to Aventail. The warrant expires in May 2010.

Outstanding warrants to purchase common stock at December 31, 2006 are as follows:

	Number of Common Shares	Exercisable Common Shares	Exercise Price per Share	Expiration Date

Warrants issued in connection with line of credit	58,824	58,824	$5.10	10/7/2007

Series D preferred stock financing warrants	200,000	-	(a)	-

Warrants issued for service	20,000	20,000	$1.00	5/31/2010

Warrants issued in connection with debt	2,324,425	2,324,425	$0.70	7/7/2014
	2,603,249	2,403,249
(a) To be determined based on initial public offering price.

Equity Incentive Plan

The Company has an equity incentive plan (the “Plan”) that provides for the issuance of restricted stock awards, as well as non-qualified and incentive stock options (“ISO”). The Company has approved 29,936,112 shares of common stock to be set aside pursuant to the Plan (as amended). Restricted stock awards may be granted to any employee, officer, director, consultant or advisor to the Company, and are subject to certain restrictions including transfer limitations and the Company’s right to repurchase all unvested shares in the event of employee termination. The restricted shares typically vest over a four-year period beginning at the date of issuance. Non-qualified stock options may be granted to any employee, officer, director, consultant or advisor to the Company. ISOs may be issued only to employees of the Company and have a maximum term of ten years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 36 months and expire ten years from the date of grant.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

A summary of the transactions under the Plan follows:

	Shares Available for Grant	Outstanding Options	Weighted Average Exercise Price per Share

Balances at December 31, 2005	4,198,764	15,256,317	$0.31
Additional shares authorized	5,000,000	-	$-
Options granted	(2,101,861)	2,101,861	$0.10
Options canceled	3,115,183	(3,115,183)	$0.12
Shares expired	(5,743,797)	-	$-
Options exercised	-	(45,856)	$0.10
Balances at December 31, 2006	4,468,289	14,197,139	$0.32

In 2004 and prior years, the Company issued stock options with an exercise price less than the estimated fair value of the Company’s stock at the date of grant resulting in unearned compensation. The unearned compensation is amortized over the vesting period of the options, generally four years. Amortization of unearned compensation costs of approximately $161,000 has been recognized as an expense for the year ended December 31, 2006. The Company has approximately $46,000 of unamortized unearned compensation cost at December 31, 2006.

The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2006:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value

$0.055 - $0.0875	309,886	0.3	$0.07	$10,570	309,886	$0.07	$10,570
$0.10 – $ 0.10	9,851,201	6.5	0.10	-	7,718,439	0.10	-
$0.125 – $ 0.125	833,576	1.0	0.13	-	833,576	0.13	-
$0.1875 – $ 0.375	407,476	1.7	0.24	-	407,476	0.24	-
$0.50 – $ 1.00	316,000	3.4	0.70	-	316,000	0.70	-
$1.25 – $1.25	2,479,000	3.6	1.25	-	2,479,000	1.25	-

$0.055 - $1.25	14,197,139	5.3	$0.32	$10,570	12,064,377	$0.36	$10,570

The aggregate intrinsic value in the preceding table represents the estimated total pretax intrinsic value, based on options with an exercise price less than the Company's derived fair value of common stock of $0.10 as of December 31, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.  The total number of in-the-money options exercisable as of December 31, 2006 was 309,886.

The weighted average grant-date fair value of options granted for the year ended December 31, 2006 was $0.06 per share. The total fair value of shares vested during the year-ended December 31, 2006 was $19,000. The total intrinsic value of options exercised during the year-ended December 31, 2006 was $0. The total cash received from employees as a result of employee stock option exercises during the year ended December 31, 2006 was $4,686. The weighted average remaining contractual term for options exercisable at December 31, 2006 was 4.6 years. The Company issues new shares of common stock upon exercise of stock options. The total compensation cost (gross) related to non-vested awards not yet recognized at December 31, 2006 was $80,000 and the weighted-average period over which the total compensation cost related to non-vested awards not yet recognized is expected to be recognized over 2.35 years.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

The assumptions used to estimate the fair value of stock options granted under the Company’s Stock Option Plans for the year ended December 31, 2006 are as follows:

Expected volatility	54.13%
Risk-free interest rate	4.78%
Expected life	5.72 years
Dividend yield	0%

The Company estimates the fair value of stock options using a Black-Scholes option-pricing model to determine the fair value of share-based awards under SFAS 123R, and consistent with that used for pro forma disclosures under SFAS 123 prior to the adoption of SFAS 123R. The Black-Scholes option-pricing model incorporates various and highly subjective assumptions including expected volatility, expected term and interest rates.

Expected Volatility: The Company looked at comparable organizations within the same industry in deriving its expected volatility assumption as allowed under SFAS 123R and SAB 107.   Prior to January 1, 2006, the Company used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro forma information.

Risk-Free Interest Rate: The risk-free interest rate is based on the market yield currently available on U.S. Treasury securities with an equivalent remaining term.

Expected Term: The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its share-based awards.

Expected Dividend: The Black-Scholes valuation model calls for a single expected dividend yield as an input.  The Company has not paid and does not anticipate paying any dividends in the near future.

AVENTAIL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENT - continued
Year Ended December 31, 2006

8.	Commitments and Contingencies

The Company is committed under non-cancelable operating leases for its current office space, which expires in 2012. The future minimum operating lease payments as of December 31, 2006 are as follows (in thousands):

Operating Lease Payments
Years Ending
2007	$482
2008	499
2009	519
2010	540
2011 and thereafter	654
$2,694

The Company has purchase commitments at the end of 2006 valued at $725,000 (unaudited).

Rent expense under non-cancelable operating leases amounted to approximately $865,000 in 2006. During 2006, the Company subleased unused office space. The sum of the sublease rentals during the sublease term was equal to the Company’s remaining lease payments under its lease term.

9.	Related Party Transactions

The Company has entered into certain co-location and service agreements with a stockholder. Rent and service fee expense under the agreements amounted to approximately $263,000 for the year ended December 31, 2006.

10.	Defined Contribution Plan

The Company has a defined contribution plan (the “Plan”) that meets the requirements of Section 401(k) of the Internal Revenue Code and covers substantially all eligible employees meeting minimum service requirements. Employees may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at the discretion of the Board of Directors. The Company has not made any contributions to the Plan as of December 31, 2006.

11.	Subsequent Events

On June 12, 2007, the Company entered into an agreement and plan of merger with SonicWALL, Inc. for approximately $25.0 million in cash for all outstanding common stock and redeemable convertible preferred stock. This acquisition closed on July 10, 2007.